Exhibit 2

VOTING AGREEMENT

     This VOTING AGREEMENT is made as of December 29, 2010, among the Zandman Representative (as defined below) and the several stockholders of Vishay Intertechnology, Inc., a Delaware corporation (the “Corporation”) whose names are subscribed below (the “Existing Stockholders”), and the individuals whose names are subscribed below under the heading “Potential Stockholders” (together with the Existing Stockholders, the “Stockholders”).

W I T N E S S E T H:

     WHEREAS, the Existing Stockholders respectively own shares of Class B Common Stock, $.10 par value per share (“Class B Common Stock”) of the Corporation, including the shares set forth opposite the respective Existing Stockholders’ names on Exhibit A hereto, and may from time to time acquire additional shares of Class B Common Stock (all of such shares, whether now or hereafter owned by any Stockholder, the “Shares”); and

     WHEREAS, the Shares will be released from the Voting Trust Agreement dated March 13, 1997, as amended on May 27, 2010 and on the date hereof (the “VTA”), by and among the Existing Stockholders, other parties and Dr. Felix Zandman, as trustee of the trust created thereunder (in his individual capacity, “Dr. Zandman”) when Dr. Zandman ceases to serve as trustee under the VTA.

     NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Voting of Shares. During the Voting Agreement Period (as defined below), the parties agree that:

     a. If the Stockholders receive from the Zandman Representative a notice (the “Voting Notice”) setting forth the manner in which a majority of the shares of Class B Common Stock (the “Zandman Shares”) then held by Dr. Zandman, Ruta Zandman, or their respective Permitted Transferees (collectively, the “Zandman Holders”) shall be voted in connection with each matter to be voted upon or consented to (each, a “Matter”), the Stockholders shall, with respect to each Matter, vote or provide or withhold their consent as set forth in the Voting Notice.

     b. To be valid and binding upon any Stockholder with respect to a Matter, a Voting Notice must be sent to the Stockholders no less than five (5) business days prior to the date of a meeting of the stockholders of the Corporation at which such Matter will be voted upon, or, in the event that written consent is solicited with respect to such Matter, within five (5) business days of receipt of such solicitation.

2. Right of First Refusal. During the Voting Agreement Period, if a Stockholder notifies the Zandman Representative in writing (a “Sale Notice”) that such Stockholder desires to (i) sell any Shares owned by such Stockholder or (ii) transfer such Shares (the “Subject Shares”) to a Permitted Transferee for whom no Zandman Holder is a Permitted Transferee, the Zandman Representative shall have a period of ten (10) business days after receipt of the Sale Notice to purchase, on behalf of him or herself, or any other Zandman Holder, any or all of the Subject Shares, at a per share price equal to the closing price on the New York Stock Exchange on the date of receipt of the Sale Notice of the shares of common stock of the Corporation. If and to the extent that the Zandman Representative does not exercise such right to purchase within the allotted period, the Zandman Representative shall consent to any sale by the Stockholder, within a period of ninety (90) days after receipt of the Sale Notice, of the Subject Shares, provided that the Subject Shares, to the extent sold to a party other than a Permitted Transferee of the notifying Stockholder, are converted upon such sale to shares of common stock of the Corporation.

3. Notice of Transfer of Shares. If any of the Shares is transferred to a Permitted Transferee during the Voting Agreement Period, the transferring Stockholder shall promptly deliver a written notice to the Zandman Representative setting forth the number of Shares transferred and the name and address of the transferee. Such notice shall be accompanied by a joinder to this Agreement executed by such transferee to the extent such transferee is not already a party hereto. Any transferee who executes a joinder to this Agreement shall become a “Stockholder” for purposes hereof, effective upon the date of receipt by such transferee of the transferred Shares.

4. Changes in Capital Stock. If, during the Voting Agreement Period, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar transaction resulting in new, substituted or additional shares of Class B Common Stock being issued or delivered to stockholders of the Corporation by reason of such stockholders’ ownership of Class B Common Stock, such shares of Class B Common Stock will constitute “Shares” to the extent issued to the Stockholders or “Zandman Shares” to the extent issued to the Zandman Holders.

5. Voting Agreement Period. Sections 1, 2, 3 and 4 of this Agreement will become effective when Dr. Zandman ceases to be trustee under the VTA and will continue with respect to each Share until the earlier to occur of: (i) a transfer that would result in conversion of the Share into a share of common stock; and (ii) the date on which less than twenty-five percent (25%) of the Zandman Shares owned by the Zandman Holders on the date of such effectiveness are owned by a Zandman Holder (such period, the “Voting Agreement Period”).

6. Zandman Representative; Permitted Transferee. The “Zandman Representative” shall initially be Ruta Zandman. Upon Ruta Zandman’s inability to serve, the Zandman Representative shall be: first, Marc Zandman; second, Ariele Zandman Klausner and Gisele Zandman-Goddard, jointly; third, the survivor of Ariele Zandman Klausner and Gisele Zandman-Goddard; and subsequently, a lineal descendant of Dr. Zandman designated by the immediately preceding Zandman Representative. Each Zandman Representative shall serve until his or her death, resignation or inability to act. “Permitted Transferee” means, with respect to any holder of Class B Common Stock, any “permitted transferee” of such holder as provided in the composite amended and restated certificate of incorporation of the Corporation.

7. Term. This Agreement shall be effective as of the date hereof and terminate upon the termination of the Voting Agreement Period with respect to the last Share subject thereto.

8. Amendment. This Agreement shall not be changed, modified or amended except by a writing signed by all of the parties hereto.

9. Governing Law. This Agreement and its validity, construction and performance shall be governed in all respect by the internal laws of the State of Delaware.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction and exchange of signatures by means of facsimile or electronic device shall be treated as though such reproductions are executed originals and such exchange is of original documents.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

ZANDMAN REPRESENTATIVE

/s/ Ruta Zandman
Ruta Zandman

EXISTING STOCKHOLDERS:

/s/ Eugenia A. Ames
Eugenia A. Ames

TRUST U/W/O ALFRED P. SLANER F/B/O EUGENIA A. AMES

/s/ Eugenia A. Ames
Eugenia A. Ames, Trustee

/s/ Felix Zandman
Felix Zandman, Trustee

/s/ Mildred Allinson
Mildred Allinson, Trustee

ALEXANDER AMES TRUST U/A/D 8/2/78

/s/ Eugenia A. Ames
Eugenia A. Ames, Trustee

/s/ Felix Zandman
Felix Zandman, Trustee

/s/ Mildred Allinson
Mildred Allinson, Trustee

JULIET AMES TRUST U/A/D 8/2/78

/s/ Eugenia A. Ames
Eugenia A. Ames, Trustee

/s/ Felix Zandman
Felix Zandman, Trustee

/s/ Mildred Allinson
Mildred Allinson, Trustee

POTENTIAL STOCKHOLDERS:

/s/ Alexander Ames
Alexander Ames

/s/ Juliet Ames
Juliet Ames

[Signature Page to Vishay Voting Agreement]

EXHIBIT A
SHARES HELD BY EXISTING STOCKHOLDERS

Existing Stockholder	No. of Shares
Eugenia A. Ames	1,276,216.1257
Trust u/w/o AP Slaner f/b/o Eugenia A. Ames	30,538.4818
Alexander Ames u/a/d 8/2/78	547,897.3368
Juliet Ames u/a/d 8/2/78	547,897.3368